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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated July 12, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-83357 and 811-3721) of Dreyfus Intermediate Municipal Bond Fund, Inc.

/s/ Ernst & Young LLP ERNST & YOUNG LLP
New York, New York September 24, 2004